EXHIBIT 24

POWER OF ATTORNEY

The PNC Financial Services Group, Inc.

Annual Report on Form 10-K for Year Ended December 31, 2005

KNOW ALL PERSONS BY THESE PRESENTS, that each of the undersigned Directors of The PNC Financial Services Group, Inc. (the “Corporation”), a Pennsylvania corporation, hereby names, constitutes and appoints Richard J. Johnson, Samuel R. Patterson, George P. Long, III and Karen M. Barrett, and each of them, with full power of substitution, such person’s true and lawful attorney-in-fact and agent to execute in such person’s name, place and stead, in any and all capacities, the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2005;

And such persons hereby ratify and confirm all acts that any said attorney or attorney-in-fact, or any substitute, shall lawfully do or cause to be done by virtue hereof.

Witness the due execution hereof by the following persons in the capacities indicated as of this 15th day of March, 2006.

Name/Signature	Capacity

/s/ Paul W. Chellgren Paul W. Chellgren	Director

/s/ Robert N. Clay Robert N. Clay	Director

/s/ J. Gary Cooper J. Gary Cooper	Director

/s/ George A. Davidson, Jr. George A. Davidson, Jr.	Director

/s/ Richard B. Kelson Richard B. Kelson	Director

/s/ Bruce C. Lindsay Bruce C. Lindsay	Director

/s/ Anthony A. Massaro Anthony A. Massaro	Director

/s/ Thomas H. O’Brien Thomas H. O’Brien	Director

/s/ Jane G. Pepper Jane G. Pepper	Director

/s/ Lorene K. Steffes Lorene K. Steffes	Director

/s/ Dennis F. Strigl Dennis F. Strigl	Director

/s/ Stephen G. Thieke Stephen G. Thieke	Director

/s/ Thomas J. Usher Thomas J. Usher	Director

/s/ Milton A. Washington Milton A. Washington	Director

/s/ Helge H. Wehmeier Helge H. Wehmeier	Director